UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       FUGMAN,     MICHAEL

       150 - 3960
     RICHMOND,   BC   V6V 1X4
     CANADA
2. Date of Event Requiring Statement (Month/Day/Year)
     MAY 22, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       AYOTTE MUSIC INC.
       (AYO)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    NPV COMMON STOCK                       |150,000               |D               |                                               |
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    NPV COMMON STOCK                       |50,000                |I               |By Wife                                        |
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    NPV COMMON STOCK                       |20,000                |I               |By Children                                    |
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    NPV COMMON STOCK                       |3,661,692             |I (a)           |By Ayotte Music VCC                            |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
   RIGHT TO BUY (b)     |10/18/99 |10/18/02 |NPV COMMON STOCK       |100,000  |$0.10/shar|D            |                           |
                        |         |         |                       |         |e         |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a) Shares are held by Ayotte Music (VCC) Ltd. of which the Reporting Person is an officer and a director.
(b)    No more than one-third of the options may be exercised in any one year.
SIGNATURE OF REPORTING PERSON
    /s/   MICHAEL FUGMAN
DATE
  MAY 30, 2000